                                                      --------------------------
                                                            OMB APPROVAL
                                                      --------------------------
                                                      OMB Number: 3235-0145
                                                      Expires: December 31, 1997
                                                      Estimated average burden
                                                      hours per response...14.90
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                      Versant Object Technology Corporation
         ----------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, no par value
         ----------------------------------------------------------
                         (Title of Class of Securities)


                                   0009252841
         ----------------------------------------------------------
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 21 Pages

CUSIP NO. 0009252841                 13G                      PAGE 2 OF 21 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Fund, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts Limited Partnership
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             274,333 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          274,333 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        274,333 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 21 Pages

CUSIP NO. 0009252841                 13G                      PAGE 3 OF 21 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Associates, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             274,333 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          274,333 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        274,333 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 21 Pages

CUSIP NO. 0009252841                 13G                      PAGE 3 OF 21 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Partners III, B.V.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             274,333 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          274,333 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        274,333 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 21 Pages

CUSIP NO. 0009252841                 13G                      PAGE 5 OF 21 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Europe Fund B.V.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             274,333 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          274,333 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        274,333 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 21 Pages

CUSIP NO. 0009252841                 13G                      PAGE 6 OF 21 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Beheer II B.V.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             274,333 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          274,333 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        274,333 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 21 Pages

CUSIP NO. 0009252841                 13G                      PAGE 7 OF 21 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas InvesteringsGroep N.V.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             274,333 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          274,333 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        274,333 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 21 Pages

CUSIP NO. 0009252841                 13G                      PAGE 8 OF 21 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michiel de Haan
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             274,333 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          274,333 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        274,333 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 21 Pages

CUSIP NO. 0009252841                 13G                      PAGE 9 OF 21 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Evert Smid
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             0 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          0 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 21 Pages

                                  SCHEDULE 13G

Item 1(a).    NAME OF ISSUER: Versant Object Technology Corporation

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 6539 Dumbarton Circle, Fremont, California 94555.

Item 2(a).    NAMES OF PERSONS FILING: Atlas Venture Fund, L.P., Atlas
              Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Europe Fund B.V., Atlas Venture Beheer II B.V., Atlas InvesteringsGroep N.V., Michiel de Haan and Evert Smid.

              Atlas Venture Associates, L.P. is the sole general partner of Atlas Venture Fund, L.P. Atlas Venture Partners III, B.V. is a general partner of Atlas Venture Associates, L.P. Atlas InvesteringsGroep N.V. is the sole shareholder of Atlas Venture Europe Fund B.V. and Atlas Venture Beheer II B.V. Mr. de Haan is a managing director and shareholder of Atlas Venture Partners III, B.V. and is a managing director of Atlas InvesteringsGroep N.V. Mr. Smid was formerly a managing director and shareholder of Atlas Venture Partners III, B.V. and was formerly a managing director of Atlas InvesteringsGroep N.V.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of Atlas Venture Fund, L.P. and Atlas Venture Associates, L.P. is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116. The address of the principal business office of Atlas Venture Partners III, B.V., Atlas Venture Europe Fund B.V., Atlas Venture Beheer II B.V., Atlas InvesteringsGroep N.V., and Messrs. de Haan and Smid is Atlas InvesteringsGroep N.V., Naarderpoort 1, 1411 MA Naarden, The Netherlands.

Item 2(c). CITIZENSHIP: Atlas Venture Fund, L.P. is a limited partnership organized under the laws of the Commonwealth of Massachusetts. Atlas Venture Associates, L.P. is a limited partnership organized under the laws of the State of Delaware. Atlas Venture Partners III, B.V., Atlas Venture Europe Fund B.V., Atlas Venture Beheer II B.V. and Atlas InvesteringsGroep N.V. are each a corporation organized under the laws of The Netherlands. Messrs. de Haan and Smid are citizens of The Netherlands.

Item 2(d).    TITLE OF CLASS OF SECURITIES: Common Stock, no par value

Item 2(e).    CUSIP NUMBER: 0009252841

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

              (a)   [ ]   Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

              (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act.




                               Page 10 of 21 Pages

              (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of
                          the Act.

              (d)   [ ]   Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

              (e)   [ ]   Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 1940.

              (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee Retirement Income
                          Security Act of 1974 or Endowment Fund; see
                          Rule 13d-1(b)(1)(ii)(F) of the Act.

              (g)   [ ]   Parent Holding Company, in accordance with
                          Rule 13d-1(b)(ii)(G) of the Act.

              (h)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                          the Act.

              None.

Item 4.       OWNERSHIP.

              Not Applicable.

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              [X] Each of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Europe Fund B.V., Atlas Venture Beheer II B.V., Atlas InvesteringsGroep N.V. and Michiel de Haan may be deemed to own beneficially 274,333 shares of Common Stock as of December 31, 1997, which is five percent or less of the Common Stock of Versant Object Technology Corporation. Evert Smid may be deemed to own beneficially no shares of Common Stock as of December 31, 1997.

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).




                               Page 11 of 21 Pages

Item 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable.

Item 10.      CERTIFICATION.

              Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).
























                               Page 12 of 21 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Dated: February 6, 1998


ATLAS VENTURE FUND, L.P.                 ATLAS VENTURE PARTNERS III, B.V.

By: Atlas Venture Associates, L.P.
                                         By:                   *
                                             -----------------------------------
                                             Michiel de Haan,
                                             Managing Director
By:               *
    ---------------------------------
    Christopher J. Spray,
    General Partner                      ATLAS VENTURE PARTNERS BEHEER II B.V.


ATLAS VENTURE ASSOCIATES, L.P.           By: Atlas InvesteringsGroep N.V.


By:               *                      By:               *
    ---------------------------------        ---------------------------------
    Christopher J. Spray,                    Michiel de Haan
    General Partner                          Managing Director


ATLAS INVESTERINGSGROEP N.V.


By:               *                                        *
    ---------------------------------    -------------------------------------
    Michiel de Haan,                     Michiel de Haan
    Managing Director


                                                           *
                                         -------------------------------------
ATLAS VENTURE EUROPE FUND B.V            Evert Smid


By: Atlas InvesteringsGroep N.V.

By:               *
    ---------------------------------
    Michiel de Haan,
    Managing Director


* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney on file with the Securities and Exchange Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as EXHIBIT 2.


     /s/ Jeanne Larkin Henry
     --------------------------------
     Jeanne Larkin Henry
     Attorney-in-fact




                              Paage 13 of 21 Pages

                                                                       EXHIBIT 1


                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Versant Object Technology Corporation.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 6th day of February, 1998.

ATLAS VENTURE FUND, L.P.                 ATLAS VENTURE PARTNERS III, B.V.

By: Atlas Venture Associates, L.P.
                                         By:                   *
                                             -----------------------------------
                                             Michiel de Haan,
                                             Managing Director
By:               *
    ---------------------------------
    Christopher J. Spray,
    General Partner                      ATLAS VENTURE PARTNERS BEHEER II B.V.


ATLAS VENTURE ASSOCIATES, L.P.           By: Atlas InvesteringsGroep N.V.


By:               *                      By:               *
    ---------------------------------        ---------------------------------
    Christopher J. Spray,                    Michiel de Haan
    General Partner                          Managing Director


ATLAS INVESTERINGSGROEP N.V.


By:               *                                        *
    ---------------------------------    -------------------------------------
    Michiel de Haan,                     Michiel de Haan
    Managing Director


                                                           *
                                         -------------------------------------
ATLAS VENTURE EUROPE FUND B.V            Evert Smid


By: Atlas InvesteringsGroep N.V.

By:               *
    ---------------------------------
    Michiel de Haan,
    Managing Director


* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney on file with the Securities and Exchange Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as EXHIBIT 2.


     /s/ Jeanne Larkin Henry
     --------------------------------
     Jeanne Larkin Henry
     Attorney-in-fact




                              Paage 14 of 21 Pages

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V., and Atlas Venture Beheer II B.V. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.





                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]









                               Page 15 of 21 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                             /s/ Christopher J. Spray
                                             -----------------------------------
                                             Christopher J. Spray


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

         On this 31st day of January, 1997, before me personally came Christopher J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998






                               Page 16 of 21 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                             /s/ Barry Fidelman
                                             -----------------------------------
                                             Barry Fidelman


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )


         On this 31st day of January, 1997, before me personally came Barry Fidelman, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998











                               Page 17 of 21 Pages

        IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                             /s/ Michiel de Haan
                                             -----------------------------------
                                             Michiel de Haan


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )


        On this 31st day of January, 1997, before me personally came Michiel de Haan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998









                               Page 18 of 21 Pages

        IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.


                                             /s/ Evert Smid
                                             -----------------------------------
                                             Evert Smid


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )


         On this 31st day of January, 1997, before me personally came Evert Smid, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998









                               Page 19 of 21 Pages

        IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.


                                             /s/ Allan R. Ferguson
                                             -----------------------------------
                                             Allan R. Ferguson


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )


         On this 31st day of January, 1997, before me personally came Allan R. Ferguson, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998








                               Page 20 of 21 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.


                                             /s/ Jean-Francois Formela
                                             -----------------------------------
                                             Jean-Francois Formela


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )


         On this 31st day of January, 1997, before me personally came Jean-Francois Formela, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998












                               Page 21 of 21 Pages